EXHIBIT 10.28
                             SECOND AMENDMENT

     This Second Amendment to the Agreement of January 27, 1986 (the ("Agreement") is made as of June 1, 1994 by and between Intelogic Trace, Inc. and Philip D. Freeman ("Executive").

     The parties agree as follows:

     1. Executive shall be entitled to a lump-sum payment of $10,000 upon the termination of Executive's employment.

     2. For the 1995 fiscal year, Executive shall be eligible to receive performance bonus incentives in accordance with the following based upon I T's earnings from operations:

               $ 0  - $5.0 Million      .25% of such earnings
               $ 5+ - $ 10 Million      .50% of such earnings
               $10+                     .75% of such earnings

          This bonus is to be calculated and paid quarterly on a year-to-date basis at the .25% rate, less prior period payments. The bonus for annual performance above $5 million will be calculated and paid within thirty (30) days of the close of the fiscal year. All bonuses are considered earned when paid and are subject to a maximum payment of $40,000.

     3. The terms of the Agreement and this Second Amendment shall be binding on any successor company.

     4. Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect.

INTELOGIC TRACE, INC.

By:  ASHER B. EDELMAN                     PHILIP D. FREEMAN
     Asher B. Edelman                     Philip D. Freeman
     Chairman